  Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Cellular Biomedicine Group, Inc. (“CBMG,” the “Company,” “we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.001 per share (the “common stock”).

DESCRIPTION OF COMMON STOCK

General

Our authorized common stock consists of 300,000,000 shares of common stock and 50,000,000 shares of preferred stock, par value $0.001 per share.

Our common stock is listed on the Nasdaq Global Market under the symbol “CBMG.” All outstanding shares of common stock are of the same class and have equal rights and attributes.

The following description of the terms of our common stock is not complete and is qualified in its entirety by reference to our certificate of incorporation (“Certificate of Incorporation”), our amended and restated bylaws (“Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.

Voting Rights

Holders of the common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote. Holders of not less than a majority of the outstanding shares of common stock entitled to vote at any meeting of stockholders constitute a quorum unless otherwise required by law. When a quorum is present at any meeting of the stockholders, any action by the stockholders on a matter except the election of directors, is approved if approved by the majority of the votes cast.

Election of Directors

 Our Board of Directors (“Board”) is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. At any meeting for the election of directors at which a quorum is present, each nominee for director in an uncontested is elected by the majority of the votes cast with respect to that nominee’s election, and each nominee for director in a contested is elected by a plurality of the votes cast. The common stock has no cumulative voting rights, including with respect to the election of directors.

Dividend and Liquidation Rights

Holders of the common stock may receive dividends when, as and if declared by our Board of Directors out of the assets legally available for that purpose and subject to the preferential dividend rights of any other classes or series of stock of our Company. In the event of any liquidation, dissolution or winding up of the Company, holders of the common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.

Other Rights

The common stock is not redeemable or convertible and does not have any sinking fund provisions. Holders of the common stock do not have preemptive rights. Our common stock is not liable to calls or to assessment or for liabilities imposed on our stockholders under state statutes.

Preferred Stock

The Board has the authority, without any further action by stockholders, to issue 50,000,000 shares of preferred stock in one or more series with voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board may determine from time to time. Any preferred stock terms selected by the Board could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and power, including voting rights, of the holders of our common stock without any further vote or action by the stockholders. The rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future. The issuance of preferred stock could also have the effect of delaying or preventing a change in control of our company or make removal of management more difficult. There are no shares of preferred stock outstanding.

Anti-Takeover Provisions

Our Bylaws include a number of provisions that may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include:

●
a classified Board;

●
a requirement that directors may only be removed for cause and only by an affirmative vote of the holders of 66 2/3 percent of the Company’s voting stock; and

●
no authorization for cumulative voting;

●
authorizing the Board, subject to certain exceptions, to alter, amend or repeal any bylaw;

●
a requirement that special meetings may only be called by (i) the chairman of the Board or the chief executive officer, president or other executive officer of the Company, (ii) an action of the Board, or (iii) request in writing of the stockholders of record owning not less than 66 2/3 percent of the Company’s voting stock;

●
in connection with stockholder meetings, an advanced written notice procedure with respect to stockholder nomination for directors and bringing other business; and

●
allowing our directors to fill any vacancies on our Board, including newly created board seats resulting from an increase in the authorized number of directors and vacancies resulting from the death, resignation, or other cause.